Exhibit 99.1

Release:	On receipt, March 1, 2023
Media Contact:	Jane Slusark, 515-362-0482, slusark.jane@principal.com
Investor Contact:	Humphrey Lee, 877-909-1105, lee.humphrey@principal.com

Principal Financial Group Announces 2023 and Long-Term Outlook

(Des Moines, Iowa) – Principal Financial Group® (Nasdaq: PFG) announced its 2023 and long-term financial guidance today.

Dan Houston, chairman, president, and CEO, and Deanna Strable, CFO, will provide additional details and take questions along with other members of the Principal executive team during a conference call on March 2, 2023, at 10 a.m. EST. Slides with details of the 2023 and long-term outlook, including the impacts of the targeted improvements for long-duration insurance contracts accounting guidance (LDTI), and a recast fourth quarter 2022 financial supplement are available at investors.principal.com.

Key takeaways and total company guidance

•	Updated reporting segments to better align with the Company’s go-forward business model:

o	Reporting Retirement and Income Solutions (RIS) in total

o	Combining Principal Global Investors and Principal International into a new segment, Principal Asset Management

o	Updating the name of the U.S. Insurance Solutions segment to Benefits and Protection

•	Expect 2023 non-GAAP operating earnings per diluted share (EPS) growth of 3-6% compared to 2022, excluding significant variances in both periods and reflecting macroeconomic assumptions as of Dec. 31, 2022. Macroeconomic headwinds in 2022, which impacted assets under management and account values, are pressuring expected EPS growth in 2023.

•	Long-term enterprise financial targets include:

o	9-12% annual EPS growth

o	14-16% ROE[1]

o	75-85% free capital flow conversion, including 40% dividend payout ratio[2]

1 Non-GAAP return on equity, excluding cumulative change in fair value of funds withheld embedded derivative and AOCI other than foreign currency translation adjustment

2 Based on net income attributable to PFG excluding income or loss from exited business

2023 and long-term guidance

The 2023 guidance ranges should be applied to the full year 2022 revenue amounts reflecting LDTI and excluding significant variances as shown in the table below and illustrated further in Exhibit 1.

	Guidance measure	2022 revenue, as recast for LDTI (in millions)	2022 revenue, excluding significant variances[3] (in millions)	2023 revenue growth & margin guidance, excluding significant variances[4]	Long- term guidance
Retirement and Income Solutions
Retirement and Income Solutions	Net revenue[5]	$2,617	$2,598	1-4%	2-5%
	Operating margin[6]			35-39%	36-40%
Principal Asset Management
Principal Global Investors	Operating revenues less pass-through expenses[7]	$1,578	$1,578	(5)-(1)%	4-7%
	Operating margin[8]			34-37%	34-38%
Principal International	Combined net revenue (at PFG share)[9]	$921	$902	7-11%	7-11%
	Operating margin[10]			30-34%	34-38%
Benefits and Protection
Specialty Benefits	Premium and fees[11]	$2,805	$2,805	8-10%	7-10%
	Operating margin[12]			12-16%	12-16%
	Incurred loss ratio			60-65%	60-65%
Life Insurance	Premium and fees[11]	$923	$914	0-3%	1-4%
	Operating margin[12]			14-18%	15-19%

3 Excludes the impacts from the significant variances under LDTI; see Exhibit 1 for details.

4 Excludes anticipated impacts of lower than expected variable investment income in RIS and Benefits and Protection.

5 Net revenue = operating revenues less benefits, claims and settlement expenses; liability for future policy benefits remeasurement (gain) loss; market risk benefit remeasurement (gain) loss; and dividends to policyholders.

6 Operating margin = pre-tax operating earnings divided by net revenue.

7 The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measures at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions and other expenses that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.

8 Operating margin = pre-tax operating earnings, adjusted for noncontrolling interest, divided by operating revenues less pass-through expenses.

9 Combined net revenue (a non-GAAP financial measure): net revenue for all PI companies at 100% less pass-through commissions. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for PI as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.

10 Operating margin = pre-tax operating earnings divided by combined net revenue (at PFG share).

11 Premium and fees = premiums and other considerations plus fees and other revenues.

12 Operating margin = pre-tax operating earnings divided by premium and fees.

Anticipated significant variances

The 2023 guidance ranges exclude anticipated impacts of lower than expected variable investment income due to lower alternative investment returns, real estate sales, and prepayment fees. These items will be quantified on earnings calls as they occur throughout 2023.

Assumptions

The outlook for 2023 reflects:

•	Corporate segment pre-tax operating losses of $(375)-$(425) million;

•	U.S. GAAP total company net income (excluding the change in fair value of funds withheld embedded derivative) effective tax rate of 12-15%; total company non-GAAP operating earnings effective tax rate[13] of 16-19%;

•	8% equity market annual total return (6% price appreciation) as of Dec. 31, 2022;

•	Interest rates follow forward curve as of Dec. 31, 2022; and

•	future foreign exchange rates follow external consensus[14] as of January 2023.

Conference call information

You can access the Thursday, March 2, conference call several ways:

•	Connect to investors.principal.com to listen to a live Internet webcast.

o	Please go to the website at least 10-15 minutes prior to the start of the call to register, and to download/install any necessary audio software.

•	Via telephone by registering in advance through Call Me, a zero hold-time telephone dial-back service, or by dialing in one of the following numbers 10 minutes prior to the start of the call.

o	877-407-0832 (U.S. and Canadian callers)

o	+1 201-689-8433 (International callers)

•	An audio replay will be available approximately two hours after the live outlook call via:

o	Online at investors.principal.com

o	Telephone:

▪	877-660-6853 (U.S. and Canadian callers)

▪	+1 201-612-7415 (International callers)

▪	Access code: 13736280

▪	The replay will be available through March 7, 2023

13 The operating earnings effective tax rate is a non-GAAP financial measure and differs from the U.S. GAAP net income effective tax rate primarily due to net realized capital gains and losses (NRCG) and income (loss) associated with exited businesses through reinsurance. Our 2022 effective tax rate guidance does not contemplate impacts from potential changes in the U.S. federal corporate tax rate.

14 Latin America uses local Central Bank estimates; Asia uses Bloomberg.

Forward looking and cautionary statements

Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to non-GAAP operating earnings, net income attributable to PFG, net cash flow, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2022, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a prolonged low interest rate environment; the elimination of the London Inter-Bank Offered Rate (“LIBOR”); the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience for insurance and annuity products could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC asset and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; changes in laws, regulations or accounting standards; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends, make share repurchases and meet its obligations may be constrained by the limitations on dividends or other distributions Iowa insurance laws impose on Principal Life; litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition, including from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; technological and societal changes may disrupt the company’s business model and impair its ability to retain existing customers, attract new customers and maintain its profitability; damage to the company’s reputation; a downgrade in the company’s financial strength or credit ratings; client terminations, withdrawals or changes in investor preferences; the company’s hedging or risk management strategies prove ineffective or insufficient; inability to attract, develop and retain qualified employees and sales representatives and develop new distribution sources; an interruption in information technology, infrastructure or other internal or external systems used for business operations, or a failure to maintain the confidentiality, integrity or availability of data residing on such systems; international business risks including changes to mandatory pension schemes; risks arising from fraudulent activities; risks arising from participation in joint ventures; the company may need to fund deficiencies in its “Closed Block” assets; a pandemic, terrorist attack, military action or other catastrophic event; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; risks in completing the company’s announced reinsurance transaction for its in-force U.S. retail fixed annuity and universal life with secondary guarantee blocks of business within the terms or timing contemplated; loss of key vendor relationships or failure of a vendor to protect information of our customers or employees; the company’s enterprise risk management framework may not be fully effective in identifying or mitigating all of the risks to which the company is exposed; and global climate change.

Use of Non-GAAP financial measures

The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation and evaluating performance on a basis comparable to that used by investors and securities analysts.

About Principal Financial Group®

Principal Financial Group® (Nasdaq: PFG) is a global financial company with over 19,000 employees15 passionate about improving the wealth and well-being of people and businesses. In business for more than 140 years, we’re helping more than 62 million customers10 plan, protect, invest, and retire, while working to support the communities where we do business, and build a diverse, inclusive workforce. Principal® is proud to be recognized as one of America’s 100 Most Sustainable Companies16, a member of the Bloomberg Gender Equality Index, and a “Best Places to Work in Money Management17.” Learn more about Principal and our commitment to building a better future at principal.com.

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15 As of December 31, 2022

16 Barron’s, 2022

17 Pensions & Investments, 2022

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions)

Full year 2022
Principal Global Investors Operating Revenues Less Pass-Through Expenses:
Operating revenues	$1,715
Commissions and other expenses	(137)
Operating revenues less pass-through expenses	$1,578

Principal International Combined Net Revenue (at PFG Share)
Pre-tax operating earnings	$299
Combined operating expenses other than pass-through commissions (at PFG share)	622
Combined net revenue (at PFG share)	$921

Exhibit 1

The table below provides the revenue impacts of significant variances18, recast for impacts under LDTI.

			Impacts of the 2022 significant variances (in millions)
	Revenue metric	2022 revenue, as recast for LDTI	Actuarial assumption review	COVID-19 impacts	Other[19]	2022 revenue, excluding significant variances
Retirement and Income Solutions
Retirement and Income Solutions	Net revenue	$2,617	$8	$3	$9	$2,598
Principal Asset Management
Principal Global Investors	Operating revenues less pass-through expenses	$1,578	-	-	-	$1,578
Principal International	Combined net revenue (at PFG share)	$921	-	-	$19	$902
Benefits and Protection
Specialty Benefits	Premium and fees	$2,805	-	-	-	$2,805
Life Insurance	Premium and fees	$923	$9	-	-	$914

18 Numbers may not add due to rounding.

19 Other significant variances in 2022 include 1) lower than expected variable investment income in Retirement and Income Solutions and Principal International; 2) impacts from inflation and lower than expected encaje performance in Principal International; and 3) loss-at-issuance in Principal International.